Exhibit 10.20

Unprotected Rental Contract

Drafted and signed in Tel Aviv on November 28, 2012

Between:	Yedidim Holdings Properties and Development Ltd.
Private Company 511724007
Of 14 Yad Harutzim St. Tel Aviv
(hereinafter: “the Lessor”) of the first part

And:	Ability Computer and Software Industries Ltd.
Private Company 511911182
Of 17 Hatzfira St. Tel Aviv
(hereinafter: “the Lessee”)

of the second part

Whereas:	The Lessor owns the rights to all of the office area on the seventh floor in a building that is located at 14 Yad Harutzim St. in Tel Aviv; and

Whereas:	The Lessee has inspected the offices as is on the day of signing this Agreement, and they are to its full satisfaction; and

Whereas:	The Lessee wishes to rent and the Lessor wishes to rent out to the Lessee the property marked in the blueprint attached to this Contract with the letter A (hereinafter: “the Rented Property”) under the conditions prescribed in, by rental that is not protected under the Tenant Protection Law (Consolidated Version, 5732-1972); and

Whereas:	The parties declare that after the day of commencement of the Tenant Protection Law, Miscellaneous Provisions (5728-1968), i.e. August 20, 1968, the Rented Property was vacant of any person entitled to possess it, that the Lessee did not pay the Lessor, or any other person, directly or indirectly, at any time, any key money, or any other consideration for the consent of the Lessor to let the Rented Property out to it, and that therefore it has been stipulated and agreed between the parties as a primary condition that the Tenant Protection Law (Consolidated Version, 5732-1972), or any law or rule applying to tenants and granting them protection will not apply to the rental, to the Rented Property or to the relations of the parties hereby; and

Whereas	The parties are interested in arranging the relations between them concerning this rental as set forth in this Agreement;

It has therefore been declared, agreed and stipulated between the parties as follows:

1.	Treatment of the preamble:

The preamble to this Contract constitutes an integral part hereof and one of its conditions.

2.	The type of transaction:

The Lessor hereby lets out to the Lessee and the Lessee hereby rents from the Lessor the above mentioned Rented Property, subject to the provisions in this Contract. The Lessor declares that it owns the rights and possesses the Rented Property and is entitled to engage in this Agreement with the Lessee.

3.	The purpose of the rental:

A.	The purpose of the rental is managing an office.

B.	The Lessee undertakes to use the Rented Property only for the purpose prescribed above and not for any other purpose without the prior written consent of the Lessor.

4.	The rights of the Lessee:

A.	The Lessee declares hereby that it is well aware that it will not be a protected tenant pursuant to the law in the Rented Property and it will be required to vacate it on the date prescribed herein without any payment.

B.	The Lessee declares that it was not requested to and has not paid any key money or payments that may be interpreted as key money and that all of the works and modifications that it will perform in the Rented Property with the consent of the Lessor, if done, are not and will not be fundamental modifications and that the provisions of the Tenant Protection Law (Consolidated Version, 5732-1972), including Part C dealing with key money, will not apply to the Contract.

5.	Description of the Rented Property:

A.	The Lessee declares that it has seen and inspected the Rented Property, its condition, the rights thereto and the possible uses thereof and has found it to be suitable for its purposes and it waives any argument of a defect, flaw or any other right of choice.

B.	It is clarified hereby that the Rented Property consists only of the rented area and the Lessee will not be entitled to make any unique use of the area that is attached to the Rented Property (the roof of the building) or any other area of the building containing the Rented Property. Notwithstanding the foregoing, the Lessee reserves the right to install an antenna for reception only of approximately 5 m2 diameter [sic] in a location and under conditions as will be approved by the Lessor.

C.	The Lessee undertakes not to build and/or add additional structures in the Rented Property, whether temporary or permanent, and not to make modifications to the Rented Property, except with the prior written consent of the Lessor.

D.	The Lessee is also aware that during the rental period, construction on the roof and/or renovation of the office floor may be executed in the building containing the Rented Property, and it gives its prior consent to their execution and they will not prejudice the conditions of the contract and/or the undertakings of the parties hereby. In such a case, another suitable location will be allocated with the consent of the parties for installation of the antenna set forth in Section 5.B above.

6.	The rental and its period:

A.	The Rented Property is being let to the Lessee for a period of 60 months starting on December 1, 2012 and ending on November 30, 2007 (hereinafter: “the Rental Period”).

B.	The Lessee will be entitled to rent the Rented Property for an additional rental period lasting 60 months (hereinafter: “the Option Period”) as long as the following cumulative preconditions are fulfilled:

1.	The Lessee will inform the Lessor in writing by registered mail, by fax or by hand delivery, of its wish to extend the Rental Period, at least 6 months before the end of the Rental Period.

2.	The Lessee has not violated any of its undertakings hereby during the Rental Period.

3.	The Lessee has renewed the validity of the collateral, rendering it effective in the Option Period too, and has provided the Lessor, with its notice detailed in Section 1 above, postdated checks for the rent for the Option Period.

4.	All of the provisions of this Contract applying in the Rental Period hereto, except for the rent and the right for extension of the Rental Period, will also apply in the Option Period, correspondingly.

5.	The monthly rent that the Lessee will pay to the Lessor in the Option Period will increase by 7%. The rent will be linked to the consumer price index published by the Central Bureau of Statistics, according to a baseline index of month 10 2012, which was published on November 15, 2012.

C.	It is agreed between the parties that the Lessee is not allowed to bring this Agreement to a conclusion before the end of the Rental Period, and even if the Lessee terminates the use of the Rented Property for any reason, all of the Lessees undertake to continue to pay all of the rent prescribed in Section 7 below and to comply with all of the conditions hereof until the end of the Rental Period.

D.	The Lessor is entitled to sell the Rented Property at its sole discretion without any need for the consent of the Lessee and/or giving an advance notice to the Lessee, on the condition that all of the rights of the Lessee hereby will be observed until the end of the Rental Period. In the case of such a sale, all of the rights that the Lessee has hereby will be transferred to the buyer and all of the rent payments will be paid to the buyer.

7.	The rent:

A.	The monthly rent that the Lessee will pay to the Lessor will be NIS 25,000 per month plus VAT.

The rent will be paid on the first day of each month for 3 months retroactively. The rent will be linked to the consumer price index published by the Central Bureau of Statistics, according to a baseline index of month 10 2012, which was published on November 15, 2012.

B.	On the occasion of signing the Contract, the Lessee will provide the Lessor quarterly checks on the account of the rent for the entire period of the Contract. In addition, rent linkage reckoning as set forth in Section 7.A.1 above will be conducted and the difference between the check and the linked rent calculation will be paid by the Lessee each quarter.

C.	In addition, the Lessee will bear payment of all of the regular maintenance expenses of the Rented Property, including municipal rates, maintenance expenses to the maintenance company of the house, business tax, telephone, electricity, water, fee and business license payments.

The Lessees are aware that the Rented Property is located in a building that is managed by a management company that charges approximately NIS 16.9 per meter per month at the time of signing this Agreement as a management fee for the Rented Property. The Lessee undertakes to pay the management fee directly to the management company on the dates prescribed by the management company.

D.	The Lessee undertakes to show the Lessor from time to time, upon the demand of the Lessor, all of the receipts or the confirmations showing that it has paid all of the payments payable by it hereby, on time.

E.	Payment of the monthly rent in full, at the time set, is a principal and fundamental condition in this Agreement, whose violation constitutes a fundamental violation hereof.

F.	It is agreed hereby between the parties that a delay of more than 7 days in the payment of any of the amounts specified herein, particularly the amounts pursuant to this section, will constitute a fundamental violation of the Agreement that will entitled the Lessor to cancel this Agreement and demand removing the Lessee from the Rented Property forthwith, and without prejudice to the right of the Lessor to any other and/or additional relief, as long as it has given the Lessee a warning to rectify the violation and the Lessee has not rectified the violation within 7 days.

G.	Without prejudice to the provisions hereof, any default in payment of any of the amounts specified herein will require the Lessees to pay monthly interest at the maximum rate charged by Bank Leumi le Israel Ltd. per month or proportionally for part of a month.

8.	Possession of the Rented Property, prohibition of modifications and renovation:

A.	The Lessee undertakes to possess the Rented Property in a good, fit condition, avoid causing damage or breakage therein or in any of its facilities and be responsible and repair at its own expense any damage sustained by the Rented Property thereby and/or any of its visitors and/or customers and/or employees and/or by any person entering the Rented Property and/or as a result of its activity in the Rented Property.

B.	The Lessee will adapt the Rented Property and renovate the Rented Property at its own expense (hereinafter: “the Renovation”), as set forth in the renovation and adaptation plan. In addition, the Lessee will make adjustments and addition of telephone utilities, computer utilities and additional utilities. All of the modifications and the Renovation that will be executed will become the property of the Lessor without the Lessor [sic] being entitled to any payment and without this granting the Lessee any right.

Besides the Renovation that will be approved in advance as set forth by the Lessor, the Lessee is hereby prohibited and undertakes not to make any modification to the Rented Property and/or the equipment, including modification by way of construction or demolition or mortification to the existing electricity and/or plumbing systems, except with the prior written approval of the Lessor. This section is a principal and fundamental condition in this Agreement, whose violation constitutes a fundamental violation hereof.

Against the above mentioned Renovation, the Lessor will grant the Lessee a grace period in the rent payments and for the grace period the Lessor will not pay the Lessee rent only. The grace period will be for the second quarter of the Rental Period that is due to be paid in month March 1, 2013 [sic] and for the fourth quarter for the rental period that is supposed to be paid in month [sic] September 1, 2013.

C.	Without prejudice to the foregoing, if any modification has been made to the Rented Property and/or to equipment, the Lessee will not be entitled to recovery of its expenses, and the modification will become the property of the Lessor. If the modification is not part of the renovation, then the Lessor is entitled to demand restoration of the former state, and the Lessee must do so at its own expense, including by demolition or construction, if and to the extent it is required to do so by the Lessor, or to keep the modification as it is, without being entitled to any payment from the Lessor and without this granting the Lessee any right, at the sole discretion of the Lessor, and without this detracting from any right that the Lessor has and/or will have for the violation of the Agreement by the Lessee.

E.	Without prejudice to the foregoing, if any modification has been made to the Rented Property and/or to the equipment, the Lessee will not be entitled to recover its expenses, and the modification will become the property of the Lessor. If the modification is not part of the Renovation, the Lessor is allowed to demand the restoration of the former state, and the Lessee must do so at its own expense, including by demolition or construction, if and to the extent that it is demanded to do so by the Lessor, or to keep the modification as it is, without being entitled to any payment from the Lessor and without this granting the Lessee any right, at the sole discretion of the Lessor, and without this detracting from any right that the Lessor has and/or will have for the violation of the Agreement by the Lessee.

E.	The Lessee undertakes to allow the Lessor and/or its agents to enter the Rented Property during the work hours and by advance arrangement with a representative of the Lessee, in order to inspect the condition of the Rented Property.

F.	The Lessee will be exclusively responsible for receiving all of the licenses that are required for running its business in the Rented Property and undertakes to receive all of these licenses from the appropriate institutions and parties. The Lessor will not be responsible towards any person or entity for any damage that may be sustained owing to the use of the Rented Property for the purposes of the Lessee and the Lessee will bear alone any fine or damage that may be sustained concerning the use of the Rented Property, and will compensate and/or indemnify the Lessor for any such damage that it will be sued to pay for.

G.	The Lessee undertakes to comply with and execute any provision of any law, regulation order or bylaw, concerning the Rented Property or its possession or use and not to perform or allow performance in or concerning the Rented Property anything that may constitute a hazard or nuisance or cause damage or inconvenient to the Lessor or to property or to any third party.

H.	The Lessee undertakes hereby not to endorse its rights pursuant to this Contract or any part thereof to another party or parties in any form and not to hand over or transfer the Rented Property or any part thereof, to another party or parties in any form and not to let out the Rented Property or any part thereof by sublease, not to allow the use of the Rented Property, or any part thereof, for any period or in any manner, to another party or parties and not to share the possession of the Rented Property with any other party or parties and not to grant any party a right to the Rented Property, as a permitted party, for pay or without pay, without the prior written consent of the Lessor.

9.	Insurance:

The Lessee undertakes to insure its business and activity in the Rented Property including insurance for its employees in the Rented Property, including third party insurance to an amount of $500,000 per event at least. The Lessor will also be a beneficiary under the insurance policy and the insurance company will have no right of subrogation against it. The Lessee undertakes to compensate and/or indemnify the Lessor for any damage or loss that will result from its activity in the Rented Property as long as the Lessor does not pay or does not undertake to pay any amount before the Lessee has been given an adequate opportunity to protect itself against any claim and/or payment demand.

10.	Vacating:

A.	At the end of the Rental Period, or upon the cancellation of this Contract due to its fundamental violation, the Lessee undertakes to vacate the Rented Property and to hand over the possession thereof to the Lessor, the Lessee being vacant of any person or object belonging to the Lessee, clean and tidy and in the condition in which that the Lessee received it from the Lessor, including the modifications that have been made therein with the consent of the Lessor.

B.	If the Lessee ends up in temporary or permanent liquidation proceedings, temporary or permanent receivership, a creditors’ settlement, etc., the Agreement will be considered null and void and the Lessee or any successor thereof will be required to vacate the Rented Property immediately and restore it to the Lessor vacant of any person or object belonging to it.

C.	Should the Lessee fail to vacate the Rented Property on time, in addition to the right of the Lessor to demand the vacating of the Rented Property and in addition to any other right that the Lessor will have hereby or by law, the Lessee will pay the Lessor until the date on which it vacates the Rented Property, an amount that is equal to four times the daily rent hereby, for each day of default in vacating the Rented Property. The above mentioned payment has been determined and is agreed as an appropriate usage fee and/or fixed, predetermined compensation, without any need to prove damage. In addition, in such a case, all taxes, payments and other expenses that it must pay hereby will be borne by the Lessee, until the actual vacating date.

11.	Collateral:

A.	It is agreed that without prejudice to and/or detracting from any right conferred to the Lessor hereby or by law, and for securing the execution of all of the undertakings of the Lessee hereby, including but not limited to vacating the Rented Property upon the end of the rental period, payment of rent, electricity, payment for damages, agreed compensation, default payment for failing to vacate the Rented Property on time and any other or additional payment applying to the Lessee hereby, the Lessee will deposit with the Lessor on the occasion of signing this Agreement an index linked bank guarantee to the amount of 6 months of rental that will be valid for 60 days after the end of the Rental Period (hereinafter: “the Bank Guarantee”). The expiry date of the Bank Guarantee will be extended as set forth for the Option Period if the option is exercised.

B.	As collateral for vacating the Rented Property and compliance with all of the undertakings of the Lessee set forth herein, Messrs. Alex Aurovsky and will guarantee with their personal signature on this Contract all of the undertakings of the Lessee hereby.

C.	The existence of the Bank Guarantee and the personal guarantee will not infringe on the right of the Lessor to claim and receive any other or additional relief from the Lessee.

12.	Fundamental violation:

A.	In any case of a party to this Contract committing a fundamental violation hereof, the other party will be allowed, in addition and without detracting from its right hereby or by law, to compensation and to any other or additional remedy or relief, to cancel this Contract, by giving advance written notice thereof to the violating party, 7 days in advance, and to realize the guarantee and the agreed compensation laid down herein.

B.	Sections 3, 5, 6, 7, 8, 9, 10 and 11 hereof are primary, fundamental conditions whose violation will constitute a fundamental violation.

13.	General:

A.	Statutory VAT will be added to all amounts and payments that the Lessee must pay hereby. The VAT will be paid together with each payment.

B.	No delay or extension by one party in demanding the fulfillment of any of the conditions hereof or claiming any right will be considered as a waiver, consent or admission thereby, and it may exercise its rights at any time.

The addresses of the parties for the purposes of this Contract are as shown in the preamble hereto. A notice that is sent to one of the parties according to one of the addresses enumerated above will be considered as having been received by the addressee 72 hours after its delivery by registered mail.

In witness whereof the parties have put their hands hereunto:

[Stamp] Yedidim Holdings Properties and Development Ltd.	[Stamp] Ability Computer and Software Industries Company Ltd. 14 Yad Harutzim St. Tel Aviv 6770007 Tel. 03-6879777 Fax 03-5376483 [Signature]

Guarantee

We, the undersigned, hereby guarantee, together and individually towards the Lessor, the fulfillment of all of the undertakings of the Lessee pursuant to this rental contract, including in an extended period, if the Contract is extended, including but not limited to guaranteeing the fulfillment of all of the financial undertakings that will be assumed by the Lessee hereby and/or for its violation and/or any of its conditions.

In witness whereof we have put our hands hereunto:

Name: Identity No.: Address:	Name: Identity No.: Address: